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                                                               Exhibit 10.52 (d)

                           [Letterhead of Armstrong]

                                                            August 15, 1983


Miss Erika, Inc.
Attn: Mr. Sid Goldstein
1410 Broadway
New York, NY 10018

Dear Sid:

RE:   Amendment to Lease
      21,600 Additional Square Feet
      333 North Street
      Teterboro, New Jersey

This letter will serve as an amendment to your master lease dated April 1, 1975, and subsequently amended by letter agreements dated January 17, 1978, February 17, 1981 and March 5, 1982, between Miss Erika, Inc. and Empire Carpet Corporation covering 31,200 square feet of space in Empire's building located at 333 North Street, Teterboro, New Jersey.

In accordance with Empire and Miss Erika's mutual desires, Empire has agreed to lease to Miss Erika an additional 21,600 square feet of warehouse space as shown on Exhibit "A" attached to this letter, bringing Miss Erika's total leased premises to 52,800 square feet of warehouse space.

The term of this lease shall be from July 15, 1983 to April 1, 1986. Rental for the additional 21,600 square feet shall be $7,500 for the period July 15 through August 31, 1983. Rental for the period September 1, 1983 to April 1, 1984 shall be $6,142.50 per month. Subsequent years rental shall be increased by one-half the percentage increase in the metropolitan New York cost-of-living index for the past 12 months, but in no case shall the increase be less than 5% each year.

All other terms and conditions contained in the master lease and subsequent letter agreements, as applicable, shall remain in full force and effect.

Additionally, Miss Erika has agreed to pay for one-third the cost of the demising wall, shown on the attached drawing, to be constructed by Empire, and has agreed to provide its own access to this additional space from space presently leased by Miss Erika. Miss Erika shall also be responsible for obtaining all necessary occupancy permits, and construction permits necessary to provide this access between its spaces.
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Miss Erika, Inc.                      -2-                   August 15, 1983


Miss Erika shall be responsible for its prorated share of monthly electric and gas charges for the additional space, which shall be paid to either Empire or the adjacent tenant on the east side of the demising wall, if services cannot be separated and placed on individual meters.

Please execute this amendment by signing and returning all three copies of this letter which will then be executed by Empire and returned to you.

                                          Sincerely,


                                          /s/ David W. Laubach

                                          David W. Laubach
                                          General Manager
                                          Real Estate Department
                                          Secretary's Office
SAC

Enclosure

MISS ERIKA, INC.


By /s/ Sid Goldstein
   ---------------------------

Date  9/6/83
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EMPIRE CARPET CORPORATION


By /s/ [ILLEGIBLE]
   ---------------------------
          President

Date  Sept. [ILLEGIBLE], 1983
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